Exhibit 5.2

(TORYS LOGO)
1114 Avenue of the Americas
New York, New York 10036, USA

TEL 212.880.6000
FAX 212.682.0200

www.torys.com

March 31, 2014

Hydrogenics Corporation
220 Admiral Boulevard
Mississauga, Ontario
L5T 2N6

Dear Sirs/Mesdames:

We hereby consent to the use of our name in the Registration Statement on Form F-10 filed by Hydrogenics Corporation on March 31, 2014, as such may thereafter be amended or supplemented, and in the base shelf prospectus contained therein, under the caption “Legal Matters”.  In giving such consent we do not thereby admit that we are in the category of persons whose consent is required by the United States Securities Act 1933, as amended or the rules and regulations promulgated thereunder.

Sincerely,

/s/ Torys LLP